EXHIBIT 99.1

  Financial Corporation

Contact:	Ronald J. Nicolas, Jr.
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION REPORTS SEPTEMBER 2002 QUARTER RESULTS

Announces net income of $9.9 million
Net operating results of $8.8 million
Loan production of $969.2 million

        Los Angeles, California, November 14, 2002 - Aames Financial Corporation (NASD OTC Bulletin Board: “AMSF”), a leader in subprime home equity lending, today reported results of operations for the three months ended September 30, 2002. The Company reported net income of $9.9 million for the three months ended September 30, 2002 compared to net income of $626,000 during the comparable period a year ago. The convertible preferred stock dividend accrual was $4.3 million and $3.8 million during the three months ended September 30, 2002 and 2001, respectively. Diluted net income to common stockholders was $11.5 million for the three months ended September 30, 2002 compared to diluted net loss to common stockholders of $3.7 million for the three months ended September 30, 2001. The diluted net income per common share was $0.12 for the three months ended September 30, 2002 which compared to diluted net loss per common share of $0.59 during the same period a year ago.

        Results of operations during the three months ended September 30, 2002 include $1.1 million of debt extinguishment income realized in connection with the Company's $7.5 million extinguishment of 9.125% Senior Notes at a discount from par. Results of operations during the three months ended September 30, 2001 include a $10.0 million write-down to the Company's residual interests. Excluding the $1.1 million of debt extinguishment income and the $10.0 million write-down to the residual interests during the three months ended September 30, 2002 and 2001, respectively, net operating results during the three months ended September 30, 2002 decreased $1.8 million, or 17.0%, to $8.8 million compared to $10.6 million during the same period a year ago.

Summary of Financial Results for the Three Months Ended September 30, 2002

        Total Revenues

        During the three months ended September 30, 2002 total revenue was $67.4 million, up $14.3 million, or 26.9%, from $53.1 million of total revenue reported during the comparable three month period a year ago. Revenues during the three months ended September 30, 2002 include $1.1 million of debt extinguishment income recognized in connection with the Company's $7.5 million extinguishment of 9.125% Senior Notes at a discount from par. Results of operations during the three months ended September 30, 2001 include a $10.0 million write-down to the Company's residual interests. Excluding the $1.1 million of debt extinguishment income and the $10.0 million write-down to the residual interests during the three months ended September 30, 2002 and 2001, respectively, total revenue during the three months ended September 30, 2002 increased $3.2 million, or 5.1%, to $66.3 million compared to $63.1 million during the same period a year ago.

        The increase in total revenue was primarily attributable to a $7.7 million, or 32.4% increase in gain on sale of loans during the three months ended September 30, 2002 to $31.5 million from the $23.8 million in gain on sale of loans reported during the same three month period a year ago. Partially offsetting the increase were declines in origination fees, loan servicing and interest income of $0.5 million, $0.3 million and $3.8 million to $13.4 million, $2.8 million and $18.6 million, respectively, from $13.8 million, $3.1 million and $22.4 million, respectively, reported during the three months ended September 30, 2001.

        Total Expenses

        Total expenses during the three months ended September 30, 2002 increased $4.8 million, or 9.2%, to $56.8 million from $52.0 million of total expenses reported for the three months ended September 30, 2001. The increase in total expenses was largely attributable to increases of $5.3 million and $1.9 million in personnel and production during the three months ended September 30, 2002 over amounts reported during the comparable three month period during 2001. Partially offsetting those increases was a decline of $2.3 million in interest expense to $8.8 million during the three months ended September 30, 2002 from $11.1 million during the three months ended September 30, 2001.

Loan Production

Total Production

        During the three months ended September 30, 2002, the Company originated a total of $969.2 million of mortgage loans an increase of $62.4 million, or 6.9%, over the $906.8 million of total loan production reported during the three months ended June 30, 2002, and an increase of $245.9 million, or 34.0%, over the $723.3 million of total mortgage loans originated during the three months ended September 30, 2001.

Retail Production

        The Company's total retail loan production during the three months ended September 30, 2002 was $452.2 million, an increase of $8.4 million, or 1.9%, over the $443.8 million of total retail loan production reported during the June 2002 quarter, and an increase of $98.2 million, or 27.7%, over the $354.0 million of total retail loan production reported during the three months ended September 30, 2001.

        Traditional Retail Branch Network

        During the three months ended September 30, 2002, loan origination through the Company's traditional retail branch network decreased $6.4 million, or 1.9%, to $321.9 million from the $328.3 million reported during the three months ended June 30, 2002, and increased $22.6 million, or 7.6%, from the $299.3 million of retail branch production reported during the three months ended September 30, 2001.

        National Loan Center

        Loan production through the Company's National Loan Center, which originates mortgage loans primarily through affiliations with certain Internet sites, increased $14.7 million, or 12.7%, to $130.3 million during the three months ended September 30, 2002 from $115.6 million reported during the three months ended June 30, 2002, and increased $75.6 million over the $54.7 million of National Loan Center production reported during the three months ended September 30, 2001.

Broker Production

        The Company's total broker loan production during the three months ended September 30, 2002 was $516.9 million, an increase of $54.0 million, or 11.7%, over the $462.9 million of total broker loan production reported during the June 2002 quarter, and an increase of $147.6 million, or 40.0%, over the $369.3 million of total broker loan production reported during the three months ended September 30, 2001.

         Traditional regional broker office network

        Of the total broker loan production during the three months ended September 30, 2002, mortgage loan origination through the Company's traditional regional broker office network was $465.2 million, an increase of $40.2 million, or 9.5%, over the $425.0 million of traditional regional broker office production during the June 2002 quarter, and an increase of $119.5 million, or 34.6% from the $345.7 million of mortgage loans produced through the traditional regional broker office network during the September 2001 quarter. Included in traditional regional broker office loan production is the purchase of closed loans on a continuous or “flow” basis from correspondents of $2.7 million, $8.0 million and $6.9 million during the three months ended September 30, 2002, 2001 and June 30, 2002, respectively.

        Telemarketing and Internet

        Broker loan production originated through telemarketing and the Internet was $51.8 million during the three months ended September 30, 2002 compared to $38.0 million during the June 2002 quarter and $23.6 million during the three months ended September 30, 2001.

Loan dispositions and loan servicing

         Loan dispositions

         During the three months ended September 30, 2002, all of the Company's $920.7 million of loan dispositions were mortgage loans sold in whole loan sales for cash. In comparison, during the three months ended June 30, 2002, the Company sold $857.4 million of mortgage loans, of which $815.2 million were sold in whole loan sales for cash and $42.2 million (which represents additional mortgage loans subsequently contributed to the Company's March 31, 2002 securitization) were in securitizations. During the three months ended September 30, 2001, the Company securitized and sold an aggregate of $745.7 million of mortgage loans comprised of $570.6 million of whole loan sales for cash and $175.0 million of mortgage loans pooled and sold securitized.

         Loan servicing

         At September 30, 2002, June 30, 2002 and September 30, 2001, the Company's total servicing portfolio was $2.3 billion, $2.3 billion and 2.7 billion, respectively, of which $2.2 billion, $2.2 billion and $2.6 billion, respectively, or 95.0%, 94.6% and 93.8%, respectively, was serviced in-house. In-house servicing at September 30, 2002, June 30, 2002 and September 30, 2001 included $1.1 billion, $991.0 million and $914.0 million of loans serviced on an interim basis. Loans serviced on an interim basis include loans sold where servicing has not yet been transferred and loans held for sale. The Company's portfolio of mortgage loans in securitization trusts serviced in-house declined to $1.1 billion at September 30, 2002 from $1.2 billion and $1.6 billion at June 30, 2002 and September 30, 2001, respectively. The declines in the Company's portfolio of mortgage loans in securitization trusts serviced in-house at September 30, 2002 from the portfolio of mortgage loans in securitization trusts serviced in-house a year ago is due to normal amortization and prepayments and the disposition of all loans since September 30, 2001 on a servicing released basis.

         Aames Financial Corporation is a leading home equity lender, and at September 30, 2002 operated 97 retail Aames Home Loan branches, four wholesale loan centers and two National Loan Centers throughout the United States.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2002 and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Financial tables (In thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS	September 30, 2002 (Unauditeded)	June 30, 2002 (Audited)

Cash and cash equivalents	$ 21,206	$ 17,391
Loans held for sale, at lower of cost or market	501,382	462,068
Accounts receivable	58,577	61,276
Residual interests, at estimated fair value	190,174	197,297
Mortgage servicing rights, net	2,160	2,920
Other assets	26,173	25,646
Total assets	$ 799,672	$ 766,598

Borrowings	$ 256,438	$ 263,970
Revolving warehouse and repurchase facilities	412,756	383,119
Accrued dividend on convertible preferred stock	41,586	37,763
Other liabilities	45,616	44,561
	756,396	729,413
Stockholders' equity	43,276	37,185
Total liabilities and stockholders' equity	$ 799,672	$ 766,598

CONDENSED CONSOLIDATED INCOME STATEMENTS	Three Months Ended September 30,
(In thousands, except per share data) (Unaudited)
	2002	2001

Revenue:
Gain on sale of loans	$ 31,532	$ 23,824
Write-down of residual interests	-	(10,000)
Origination fees	13,375	13,835
Loan servicing	2,755	3,072
Debt extinguishment income	1,087	-
Interest	18,614	22,393
Total revenue, including write-down of
residual interests	67,363	53,124

Expenses:
Personnel	31,222	25,900
Production	6,163	4,325
General and administrative	10,677	10,697
Interest	8,769	11,050
Total expenses	56,831	51,972
Income before income taxes	10,532	1,152
Provision for income taxes	618	526
Net income	$ 9,914	$ 626
Net income (loss) to common shareholders:
Basic	$ 6,091	$ (3,698)
Diluted	$ 11,481	$ (3,698)
Net income (loss) per common share:
Basic	$ 0.94	$ (0.59)
Diluted	$ 0.12	$ (0.59)
Weighted average number of common shares:
Basic	6,483	6,265
Diluted	93,488	6,265

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Per Share Data
(In thousands, except per share data)

	Three Months Ended September 30,

	2002	2001

Basic net income (loss) per common share:

Net income	$ 9,914	$ 626
Less: Accrued dividends on Series B, C and D Convertible Preferred Stock	(3,823)	(4,324)
Basic net income (loss) to common stockholders	$ 6,091	$ (3,698)
Basic weighted average number of common shares outstanding	6,483	6,265
Basic net income (loss) per common share	$ 0.94	$ (0.59)

Diluted net income (loss) per common share:

Basic net income (loss) to common stockholders	$ 6,091	$ (3,698)
Plus: Accrued dividends on Series B, C and D Convertible Preferred Stock	3,823	-
Interest on 5.5% Convertible Preferred Debentures	1,567	-
Diluted net income (loss) to common stockholders	$ 11,481	$ (3,698)
Basic weighted average number of common shares outstanding	6,483	6,265
Plus incremental shares from assumed conversions of:
5.5% Convertible Subordinated Debentures	1,458	-
Series B, C and D Convertible Preferred Stock	85,547	-
	93,488	6,265
Diluted net income (loss) per common share	$ 0.12	$ (0.59)

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information
(In thousands)

MORTGAGE LOAN PRODUCTION:	Three Months Ended September 30,		Three Months Ended
	2002	2001	June 30, 2002
Retail:
Traditional retail branch network	$ 321,915	$ 299,293	$ 328,283
National Loan Centers	130,299	54,735	115,553
Total retail	452,214	354,028	443,836

Broker:
Traditional regional broker network (1)	465,164	345,681	424,953
Telemarketing and Internet	51,780	23,589	37,962
Total broker	516,944	369,270	462,915

Total production	$ 969,158	$ 723,298	$ 906,751

(1) Includes the purchase of closed loans on a flow basis from correspondents of $2.7 million, $8.0 million and $6.9 million during the three months ended September 30, 2002, 2001 and June 30, 2002, respectively.

MORTGAGE LOAN DISPOSITIONS:	Three Months Ended September 30,		Three Months Ended
	2002	2001	June 30, 2002

Loan securitizations	$ -	$ 175,008	$ 42,164
Whole loan sales	920,704	570,644	815,199

Total	$ 920,704	$ 745,652	$ 857,363

LOAN SERVICING:	September 30,		June 30,
	2002	2001	2002
Mortgage loans serviced:
Loans in securitization trusts	$ 1,067.0	$ 1,641.0	$ 1,192.0
Loans serviced on an interim basis	1,105.0	914.0	991.0
Serviced in-house	2,172.0	2,555.0	2,183.0
Loans in securitization trusts subserviced by others	114.0	169.0	125.0

Total servicing portfolio	$ 2,286.0	$ 2,724.0	$ 2,308.0

Percentage serviced in-house	95.0%	93.8%	94.6%